Exhibit 99.1

PROPHASE LABS, INC.

INDUCEMENT OPTION AWARD AGREEMENT

THIS AGREEMENT (the “Agreement”), is made effective as of the 1st day of January 2024 (hereinafter called the “Date of Grant”), between ProPhase Labs, Inc., a Delaware corporation (hereinafter called the “Company”), and Jed Latkin (hereinafter called the “Optionee”):

RECITALS:

WHEREAS, the Optionee satisfies the standards for inducement grants under Nasdaq Marketplace Rule 5635(c)(4) and the related guidance under Nasdaq IM 5635-1;

WHEREAS, the grant of this “Option” (as defined below) to the Optionee was approved by the Compensation Committee of the Board of Directors of the Company (the “Committee”) and complies with the exemption from the stockholder approval requirement for “inducement grants” provided under Rule 5635(c)(4) of the Nasdaq Listing Rules;

WHEREAS, the Option evidenced by this Agreement was granted to the Optionee pursuant to the inducement grant exception under Nasdaq Stock Market Rule 5635(c)(4), and not pursuant to the Company’s 2022 Equity Compensation Plan or any other equity incentive plan of the Company, as an inducement that is material to the Optionee entering into employment with the Company; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the Option provided for herein to the Optionee pursuant to the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. Grant of the Option. The Company hereby grants to the Optionee the right and option (the “Option”) to purchase, on the terms and conditions hereinafter set forth, all or any part of an aggregate of 500,000 shares of common stock of the Company, par value $0.0005 per share (the “Shares”), subject to adjustment as set forth in Section 4 below. The purchase price of the Shares subject to the Option shall be $6.00 per Share (the “Option Price”). The Option is intended to be a non-qualified stock option, and is not intended to be treated as an option that complies with Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Vesting.

(a) All Options granted pursuant to this Agreement shall vest and become exercisable in accordance with the following schedule, in each case, subject to the Optionee’s continued “Employment” (as defined below) through the applicable vesting date, except as otherwise provided in Section 2(b) below:

Date of Grant	25%
First Anniversary of the Date of Grant	25%
Second Anniversary of the Date of Grant	25%
Third Anniversary of the Date of Grant	25%

(b) Any portion of the Option that does not become vested and exercisable in accordance with the provisions of Section 2 hereof shall be automatically forfeited and cancelled for no value without any consideration being paid therefor and otherwise without any further action of the Company whatsoever on the earliest to occur of the events listed in Section 3. For the avoidance of doubt, there shall be no proportionate or partial vesting in the periods prior to each vesting date set forth in Section 2(a) and all vesting shall occur only on the applicable vesting date, subject to the Optionee’s continued Employment with the Company on each applicable vesting date.

3. Exercise of Option.

(a) Period of Exercise. Subject to the provisions of this Agreement, the Optionee may exercise all or any part of the vested portion of the Option at any time prior to the earliest to occur of:

(i) the seventh anniversary of the Date of Grant;

(ii) one year following the date of the Optionee’s termination of “Employment” (as defined below) due to death or “Disability” (as defined below);

(iii) thirty (30) days following the date of the Optionee’s termination of Employment by the Company without “Cause” (as defined below); and

(iv) the date of the Optionee’s termination of Employment by the Company for Cause or by the Optionee for any reason.

For purposes of this Agreement, “Employment” shall mean (i) the Optionee’s employment if the Optionee is an employee of the Company or any of its Affiliates, (ii) the Optionee’s services as a consultant, advisor or other service provider, if the Optionee is a consultant, advisor or other service provider to the Company or its Affiliates and (iii) the Optionee’s services as a non-employee director, if the Optionee is a non-employee member of the Board of Directors of the Company (the “Board”).

For purposes of this Agreement, “Disability” shall mean the inability of the Optionee to perform in all material respects his or her duties and responsibilities to the Company or any Affiliate, by reason of a physical or mental disability or infirmity which inability is reasonably expected to be permanent and has continued (i) for a period of six consecutive months or (ii) such shorter period as the Committee may reasonably determine in good faith. The Disability determination shall be in the sole discretion of the Committee and the Optionee (or his or her representative) shall furnish the Committee with medical evidence documenting the Optionee’s disability or infirmity which is satisfactory to the Committee.

For purposes of this Agreement, “Cause” shall mean “Cause” as defined in any employment agreement then in effect between the Optionee and the Company or any entity directly or indirectly controlling, controlled by or under common control with the Company or any other entity designated by the Board in which the Company or an affiliate has an interest (each such entity, an “Affiliate”) or if not defined therein or, if there shall be no such agreement, (i) the willful failure or refusal by such Optionee to perform his or her duties to the Company or its Affiliates (other than any such failure resulting from such Optionee’s incapacity due to physical or mental illness), which has not ceased within ten days after a written demand for substantial performance is delivered to such Optionee by the Company, which demand identifies the manner in which the Company believes that such Optionee has not performed such duties; (ii) the willful engaging by such Optionee in misconduct which is materially injurious to the Company or its Affiliates, monetarily or otherwise (including breach of any confidentiality or non-competition covenants to which such Optionee is bound); (iii) the conviction of such Optionee of, or the entering of a plea of nolo contendere by such Optionee with respect to, a felony or to any crime which is materially injurious to the Company or its Affiliates; or (iv) substantial or repeated acts of dishonesty by such Optionee in the performance of his/her duties to the Company or its Affiliates. The determination of the existence of Cause shall be made by the Committee in good faith.

(b) Method of Exercise.

(i) Subject to Section 3(a), the vested portion of the Option may be exercised by delivering to the Company at its principal office written notice of intent to so exercise; provided that, the Option may be exercised with respect to whole Shares only. Such notice shall specify the number of Shares for which the Option is being exercised and shall be accompanied by payment in full of the purchase price per Share of the Option (the “Option Price”). The payment of the Option Price may be made at the election of the Optionee (i) in cash or its equivalent (e.g., by check), (ii) to the extent permitted by the Committee, in Shares having a “Fair Market Value” (as defined below) equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided, that such Shares have been held by the Optionee for no less than six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles), (iii) partly in cash and, to the extent permitted by the Committee, partly in such Shares, (iv) if there is a public market for the Shares at such time, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased, or (v) through a “net settlement.” In the case of a “net settlement” of the Option, the Company will not require a cash payment of the Option Price of the Option, but will reduce the number of Shares issued upon the exercise by the largest number of whole Shares that have a Fair Market Value that does not exceed the aggregate Option Price. With respect to any remaining balance of the aggregate Option Price, the Company shall accept a cash payment. The Optionee shall have no rights to dividends or other rights of a stockholder with respect to Shares subject to the Option until the Optionee has given written notice of exercise of the Option, paid in full for such Shares as applicable and, if applicable, has satisfied any other conditions set forth in this Agreement.

(ii) Notwithstanding any other provision of this Agreement to the contrary, the Option may not be exercised prior to the completion of any registration or qualification of the Option or the Shares under applicable state and federal securities or other laws, or under any ruling or regulation of any governmental body or national securities exchange that the Committee shall in its sole discretion determine to be necessary or advisable.

(iii) In the event of the Optionee’s death, the vested portion of the Option shall remain exercisable by the Optionee’s executor or administrator, or the person or persons to whom the Optionee’s rights under this Agreement shall pass by will or by the laws of descent and distribution as the case may be, to the extent set forth in Section 3(a). Any heir or legatee of the Optionee shall take rights herein granted subject to the terms and conditions hereof.

For purposes of this Agreement, “Fair Market Value” shall mean on a given date, (i) if there should be a public market for the Shares on such date, the closing price of the Shares as reported on such date on the composite tape of the principal national securities exchange on which such Shares are listed or admitted to trading or, if no composite tape exists for such national securities exchange on such date, then the closing price on the principal national securities exchange on which such Shares are listed or admitted to trading, (ii) if the Shares are not listed or admitted on a national securities exchange, the arithmetic mean of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such other market in which such prices for the Shares are regularly quoted) or (iii) if there is no market on which the Shares are regularly quoted, the Fair Market Value shall be the value established by the Committee in good faith; provided, however that in determining the Fair Market value, the Committee shall not apply a discount for any minority interest. With respect to (i) and (ii) above, if no sale of Shares shall have been reported on such composite tape or such national securities exchange on such date or quoted on the National Association of Securities Dealer Automated Quotation System or other applicable market on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used.

4. Adjustments Upon Certain Events. Notwithstanding any other provisions of this Agreement to the contrary, the following provisions shall apply to the Option granted under this Agreement:

(a) Generally. In the event of any change in the outstanding Shares after the Date of Grant by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of Shares or other corporate exchange or change in capital structure, any distribution or special dividend to stockholders of Shares, cash or other property (other than regular cash dividends), or any similar event, the Committee without liability to any person shall make such substitution or adjustment, if any, as it deems to be equitable (subject to Section 12 below), as to the number or kind of Shares or other securities subject to this Option and the per share exercise price thereof; provided that the Committee shall determine in its sole discretion the manner in which such substitution or adjustment shall be made.

(b) Change of Control. In the event of a “Change of Control” (or similar corporate transaction) after the Date of Grant, the Committee may accelerate, vest or cause the restrictions to lapse with respect to all or any portion of this Option. With respect to any portion of this Option that becomes vested pursuant to the preceding sentence, the Committee may (A) cancel such portion for fair value (as determined in the sole discretion of the Committee) which may equal the excess, if any, of value of the consideration to be paid in the Change of Control transaction to holders of the same number of Shares subject to awards (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares) over the aggregate exercise price of the Option, (B) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of this Option previously granted hereunder as determined by the Committee in its sole discretion or (C) provide that for a period of at least 10 days prior to the Change of Control, the vested portion of this Option, as may be accelerated pursuant to the first sentence of this subsection (b), shall be exercisable as to all Shares subject hereto and that upon the occurrence of the Change of Control, this Option shall terminate and be of no further force or effect. For the avoidance of doubt, pursuant to (A) above, the Committee may cancel this Option for no consideration if the aggregate Fair Market Value of the Shares subject to this Option is less than or equal to the aggregate Option Price.

For purposes of this Agreement, “Change of Control” shall mean the occurrence of any one of the following events:

(i) A change in the ownership of the Company that occurs on the date that any one person, or more than one person acting as a group (for purposes of SEC Rule 13d) (“Person”), acquires ownership of the Shares that, together with the Shares held by such Person, constitutes more than 50% of the total voting power of the Shares of the Company. No Change of Control shall have occurred in the event Ted Karkus (the “Executive”) or a group which includes Executive acquires more than 50% of the voting control of the Company. The acquisition of additional Shares by any one Person, who is considered to own more than 50% of the total voting power of the Shares of the Company will not be considered an additional Change of Control; or

(ii) A change in the effective control of the Company that occurs on the date that a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by one of either the Executive or a majority of the members of the Board prior to the date of the appointment or election; or

(iii) A change in the ownership of a “substantial portion of the Company’s assets”, as defined herein. For this purpose, a “substantial portion of the Company’s assets” shall mean assets of the Company having a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such change in ownership. For purposes of this subsection (iii), a change in ownership of a substantial portion of the Company’s assets occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that constitute a “substantial portion of the Company’s assets.” For purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (a) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (b) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. Notwithstanding the foregoing, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change of control event within the meaning of Section 409A. Further and for the avoidance of doubt, a transaction will not constitute a Change of Control if its primary purpose is to: (1) change the state of the Company’s incorporation, or (2) create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

5. Option Recovery. If the Committee determines that the Optionee (a) engaged in conduct that constituted Cause as defined in Section 3(a) of this Agreement at any prior to the Optionee’s termination of services, (b) engaged in conduct during the 6 month period after the Optionee’s termination of services that would have constituted Cause if the Optionee had not ceased to provide services, or (c) violates the terms of any non-compete agreement, non-solicitation agreement, confidentiality agreement, or any other restriction on the Optionee’s post-termination activities established under any agreement with the Company or other Company policy or arrangement during the 6 months after the Optionee’s ceases to provide services to the Company, then (i) any Option held by the Optionee shall immediately terminate, and the Optionee shall automatically forfeit all Shares underlying any exercised portion of an Option for which the Company has not yet delivered the Share certificates, upon refund by the Company of the Option Price paid by the Optionee for such Shares and (ii) the Optionee shall return any Shares received upon exercise of this Option or repay to the Company any proceeds received from the sale of other disposition of the Shares transferred pursuant to this Option less the Option Price. Upon any exercise of an Option, the Company may withhold delivery of share certificates pending resolution of an inquiry that could lead to a finding resulting in a forfeiture under this Section.

6. No Right to Continued Employment. The granting of the Option evidenced hereby and this Agreement shall impose no obligation on the Company or any Affiliate to continue the Employment of the Optionee and shall not lessen or affect the Company’s or its Affiliate’s right to terminate the Employment of such Optionee.

7. Transferability. The Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Optionee otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. No such permitted transfer of the Option to heirs or legatees of the Optionee shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof. During the Optionee’s lifetime, the Option is exercisable only by the Optionee.

8. Withholding. The Optionee may be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of the Option, its exercise or any payment or transfer under or with respect to the Option and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes.

9. Securities Laws. Upon the acquisition of any Shares pursuant to the exercise of the Option, the Optionee will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

10. Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Optionee at the address appearing in the personnel records of the Company for the Optionee or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

11. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware without regard to conflicts of laws.

12. Section 409A. The Company intends that income realized by the Optionee pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. In the event that it is reasonably determined by the Committee that, as a result of Section 409A of the Code, any payment or delivery of Shares in respect of the Option may not be made at the time contemplated by the terms of this Agreement, as the case may be, without causing Optionee to be subject to taxation under Section 409A of the Code, the Company shall use reasonably commercial efforts to make such payment or delivery of Shares on the first day that would not result in the Optionee incurring any tax liability under Section 409A of the Code. If Optionee is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code), any payment and/or delivery of Shares in respect of the Option that are linked to the date of the Optionee’s separation from service shall not be made prior to the date which is six (6) months after the date of such Optionee’s separation from service from the Company, determined in accordance with Section 409A of the Code and the regulations promulgated thereunder. The Company, in its reasonable discretion, may amend (including retroactively) this Agreement in order to conform to the applicable requirements of Section 409A of the Code, including amendments to facilitate the Optionee’s ability to avoid taxation under Section 409A of the Code. However, the preceding provisions shall not be construed as a guarantee by the Company of any particular tax result for income realized by the Optionee pursuant to this Agreement.

13. Administration. This Agreement shall be administered by the Committee. The Committee is authorized to interpret this Agreement, to establish, amend and rescind any rules and regulations relating to this Agreement, and to make any other determinations that it deems necessary or advisable for the administration of this Agreement. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Agreement in the manner and to the extent the Committee deems necessary or advisable. Any decision of the Committee in the interpretation and administration of this Agreement, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, the Optionee and his or her beneficiaries or successors). The Committee shall have the full power and authority to establish the terms and conditions of this Option consistent with the provisions of this Agreement and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). Awards may, in the discretion of the Committee, be granted in assumption of, or in substitution for, any outstanding portion of this Option. The Committee shall require payment of any minimum amount it may determine to be necessary to withhold for federal, state, local or other, taxes as a result of the exercise, vesting or grant of this Option. Unless the Committee specifies otherwise, the Optionee may elect to pay a portion or all of such minimum withholding taxes by (a) delivery in Shares or (b) having Shares withheld by the Company from any Shares that would have otherwise been received by the Optionee. The number of Shares so delivered or withheld shall have an aggregate Fair Market Value sufficient to satisfy the applicable minimum withholding taxes.

14. Successors and Assigns. This Agreement shall be binding on all successors and assigns of the Company and the Optionee, including, without limitation, the estate of the Optionee and the executor, administrator or trustee of such estate, and any receiver or trustee in bankruptcy or any other representative of the Optionee’s creditors.

15. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signatures on next page.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be effective as of the day and year first above written.

PROPHASE LABS, INC.

By:	/s/ Ted Karkus
Name:	Ted Karkus
Title:	Chief Executive Officer and
Chairman of the Board

OPTIONEE

/s/ Jed Latkin
Jed Latkin

[Signature Page to Inducement Option Award Agreement]